Exhibit (a)(5)(E)

Great Elm Capital Corp. Announces Expiration and Preliminary Results from Self-Tender

Offer and Schedules First Quarter 2017 Earnings Release and Conference Call

Boston, May 8, 2017 – Great Elm Capital Corp. (NASDAQ: GECC, the “Company”) today announced results from its self-tender offer, as well as the timing of its first quarter 2017 earnings release and conference call.

The Company’s modified “Dutch auction” self-tender offer expired at 5:00 p.m., New York City time, on May 5, 2017. In accordance with the previously announced self-tender offer to purchase for cash up to $10 million of its common stock outstanding, the Company expects to repurchase 869,565 shares, representing 6.94 percent of its outstanding shares, for payment on or about May 10, 2017 at a price of $11.50 per share on a pro rata basis, except for tenders of odd lots, which will be accepted in full, for a total cost of approximately $10 million, excluding fees and expenses relating to the self-tender offer. The Company has determined that the proration factor for the tender offer is approximately 11.6 percent. The purchase price of properly tendered shares represents 85% of net asset value per share based on the December 31, 2016 NAV per share. A total of 7,514,919 shares, including 150,837 shares through notice of guaranteed delivery, were properly tendered at the final purchase price of $11.50 per share and not withdrawn by May 5, 2017, the final date for withdrawals. Therefore, on a pro-rated basis, approximately 11.4 percent of the shares tendered by each tendering stockholder have been accepted for payment.

The number of shares expected to be repurchased in the self-tender offer, the purchase price and the proration factor referred to above are preliminary and subject to change. The Company will fund the repurchase of shares in the self-tender offer using a portion of its cash and cash equivalents on hand.

Janney Montgomery Scott LLC (the “Dealer Manager”) is serving as dealer manager for the tender offer. MacKenzie Partners, Inc. (the “Information Agent”) is serving as information agent for the tender offer and American Stock Transfer & Trust Company, LLC (the “Depositary”) is serving as depositary for the tender offer. For more information about the tender offer, please contact MacKenzie Partners, Inc. at +1 (800) 322-2885 (toll-free).

Furthermore, Great Elm Capital Corp. plans to release its first quarter 2017 results on Friday, May 12, 2017, after the close of the financial markets. The Company will host a conference call at 10:00 a.m. (New York City time) on Monday, May 15, 2017 to discuss its first quarter 2017 results. Dial-in and webcast details will be included in the earnings press release, and an investor presentation will accompany the conference call and be available at www.greatelmcc.com on the evening of Friday, May 12, 2017.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. The Company has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate both current income and capital appreciation, while seeking to protect against risk of permanent capital loss. The Company focuses on special situations and catalyst-driven investments as it seeks to generate attractive risk-adjusted returns.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “target,” “opportunity,” “sustained,” “positioning,” “designed,” “create,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the success of the tender offer, the satisfaction of the conditions to the tender offer, conditions in the credit markets, the price of the Company’s common stock, performance of the Company’s portfolio and investment manager. Additional information concerning these and other factors can be found in the Company’s Annual Report on Form 10-K and other reports filed with the SEC. The Company assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Meaghan K. Mahoney

Senior Vice President

+1 (617) 375-3006

investorrelations@greatelmcap.com